                                                                         ANNEX I

                            GUARDSMAN PRODUCTS, INC.

                INFORMATION STATEMENT PURSUANT TO SECTION 14(F)
              OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                           AND RULE 14F-1 THEREUNDER

                            ------------------------

            NO VOTE OR OTHER ACTION OF THE COMPANY'S STOCKHOLDERS IS
            REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.
                 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                       REQUESTED NOT TO SEND US A PROXY.

     This Information Statement is being furnished in connection with the possible designation by Lilly Industries, Inc., an Indiana corporation ("Parent"), after completion of the Offer (defined below), of persons to be elected to the Board of Directors (the "Board") of Guardsman Products, Inc., a Delaware corporation (the "Company"), other than at a meeting of the stockholders of the Company, pursuant to an Agreement and Plan of Merger dated as of March 4, 1996 (the "Merger Agreement") among the Company, Parent and LP Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (the "Purchaser").

     Pursuant to the Merger Agreement, the Purchaser has commenced a cash tender offer to purchase all outstanding shares of Common Stock, $1.00 par value, of the Company (the "Shares") and the associated Preferred Stock Purchase Rights issued pursuant to the Rights Agreement, dated as of August 8, 1986, as amended, between the Company and Chemical Bank, as Rights Agent, at a purchase price of $23.00 per Share (or any higher price per Share paid in the Offer) (the "Offer Price") net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 8, 1996 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer"). Capitalized terms used but not otherwise defined in this Information Statement have the meanings given to them in the Schedule 14D-9 to which this Information Statement is attached. The Schedule 14D-9 is incorporated herein by reference.

     Under the Merger Agreement, promptly upon payment by the Purchaser of Shares purchased pursuant to the Offer constituting at least a majority of the outstanding Shares, the Company, at Parent's request, will cause its Board to include a number of Parent's designees such that the designees constitute a percentage of the Board as nearly equal as practicable to the percentage of outstanding Shares beneficially owned by Parent, which will be at least a majority. Parent has agreed that the Company may retain, and that Parent will cause to be retained, at least three incumbent directors until the time that the Merger becomes effective.

     IF THE PURCHASER DOES NOT ACQUIRE ANY SHARES PURSUANT TO THE OFFER OR TERMINATES THE OFFER, OR IF THE MERGER AGREEMENT IS TERMINATED IN ACCORDANCE WITH ITS TERMS BY PARENT, THE PURCHASER OR THE COMPANY BEFORE THE APPOINTMENT OF PARENT'S DESIGNEES, PARENT WILL NOT HAVE ANY RIGHT UNDER THE MERGER AGREEMENT TO HAVE ITS DESIGNEES APPOINTED TO THE BOARD.

                               VOTING SECURITIES

     The Shares are the only class of voting securities of the Company outstanding. Each Share is entitled to one vote on each matter to be considered at a meeting of the stockholders, including the election of directors. As of February 28, 1996, there were 9,638,663 Shares outstanding (including 38,888 Shares held pursuant to the Escrow Agreement dated January 30, 1995 among the Company, Soil Shield International, Inc., and First of America Bank-Michigan, as escrow agent).

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     As of February 28, 1996, the following persons were known to the Company to be beneficial owners of more than 5 percent of the outstanding Shares:

                                                          AMOUNT AND NATURE
                 NAME AND ADDRESS OF                        OF BENEFICIAL
                 BENEFICIAL OWNER(1)                     OWNERSHIP OF SHARES         PERCENT OF CLASS(1)
-----------------------------------------------------   ----------------------       -------------------
Irwin Wayne Uran.....................................          3,420,700(2)                35.49%
121 Saratoga Avenue
Santa Clara, CA 95051

James L. Sadler......................................            757,880(3)(4)(5)           7.86%
7310 37th Avenue
Moline, IL 61265

John H. Sadler.......................................            773,440(4)(6)              8.02%
5402 24th Avenue
Moline, IL 61265

Gabelli Funds, Inc...................................            489,600(7)                 5.08%
One Corporate Center
Rye, New York 10580

---------------

(1) Percent of Class is based on the 9,638,663 Shares outstanding on February 28, 1996 plus, with respect to each stockholder, the number of Shares that may be acquired upon the exercise of stock options held by that stockholder that are exercisable within 60 days of February 28, 1996.

(2) The Company has been informed that Mr. Uran possesses directly the sole power to vote and dispose of, as record owner, all of these Shares.

(3) Based on Schedule 13D dated March 6, 1996 (sole voting and dispositive power, except as provided in note (4)).

(4) The Company acquired Moline Paint Manufacturing Co. effective August 31, 1994, under an Agreement and Plan of Merger ("Agreement"). The Agreement provided that Messrs. James L. and John H. Sadler, as selling shareholders, would each receive, among other consideration, 750,000 Shares. These Shares are subject to an eight-year Stockholder Agreement dated August 31, 1994, which provides that at any time after the expiration of one year after the date of the Stockholder Agreement, the Sadlers may request registration of these Shares for the purpose of making an underwritten public offering. The Company is obligated to pay certain registration expenses associated with these Shares as set forth in the Stockholder Agreement. The Company and the Sadlers have agreed that these Shares will be sold in a manner intended to effect a broad public distribution. Accordingly, any sale of these Shares is subject to certain restrictions, including obtaining the prior written consent of the Company. The Company's Board of Directors has approved the sale of such Shares pursuant to the Merger Agreement.

(5) This number includes 7,880 Shares that may be acquired upon the exercise of stock options exercisable within 60 days of February 28, 1996.

(6) Based on Schedule 13D dated March 6, 1996 (sole voting and dispositive power, except as provided in note (4)).

(7) Based on Schedule 13D dated April 10, 1995 (sole voting and dispositive power). This number includes 232,800 Shares owned by GAMCO Investors, Inc., a wholly-owned subsidiary of Gabelli Funds, Inc.

     The following table shows the beneficial ownership of Shares as of February 28, 1996, by each of the Company's directors, Parent's designees for appointment as director, named executive officers (as defined in the Summary Compensation Table) and by all directors and executive officers of the Company as a group:

                                                             AMOUNT AND NATURE OF
                                                        BENEFICIAL OWNERSHIP OF SHARES
                                                    --------------------------------------
                     NAME OF                         SHARES          STOCK                    PERCENT OF
                BENEFICIAL OWNER                    OWNED(1)       OPTIONS(2)      TOTAL       CLASS(3)
-------------------------------------------------   --------       ----------    ---------    ----------
Paul K. Gaston...................................    24,062 (4)       69,695        93,757           *
Charles E. Bennett...............................    35,441           47,770        83,211           *
John Russell Fowler..............................    31,732           23,445        55,177           *
K. Kevin Hepp....................................    25,251           23,445        48,696           *
George R. Kempton................................     3,750           19,695        23,445           *
Winthrop C. Neilson..............................     8,866 (5)       23,445        32,311           *
James L. Sadler..................................   750,000 (6)        7,880       757,880        7.86%
Robert W. Schult.................................        --            7,880         7,880           *
Robert D. Tuttle.................................    10,488           19,695        30,183           *
Edward D. Corlett................................     3,315           31,117        34,432           *
Henry H. Graham, Jr..............................        --           10,000        10,000           *
Everette L. Martin...............................     3,614           26,485        30,099           *
Keith C. Vander Hyde, Jr.........................     4,219           25,566        29,785           *
Larry H. Dalton..................................        --               --            --          --
William C. Dorris................................        --               --            --          --
Douglas W. Huemme................................        --               --            --          --
Roman J. Klusas..................................        --               --            --          --
Kenneth L. Mills.................................        --               --            --          --
Ned L. Fox.......................................        --               --            --          --
Robert A. Taylor.................................        --               --            --          --
All Directors and Executive Officers as a
  Group..........................................   900,738          336,118     1,236,856       12.40%

---------------

 *  Less than 1 percent.

(1) Except as otherwise disclosed, Shares owned represent shares for which the beneficial owner has sole voting and investment power.

(2) Shares in this column may be acquired by the exercise of stock options exercisable within 60 days of February 28, 1996.

(3) Percent of Class is based on the 9,638,663 Shares outstanding on February 28, 1996 plus, with respect to each stockholder, the number of Shares that may be acquired upon the exercise of stock options held by that stockholder that are exercisable within 60 days of February 28, 1996.

(4) Includes 100 Shares held by Mr. Gaston's wife as custodian for a grandchild. Mr. Gaston disclaims beneficial ownership of these Shares.

(5) Includes 368 Shares owned by Mr. Neilson's wife. Mr. Neilson disclaims beneficial ownership of these Shares.

(6) Mr. Sadler has agreed to certain restrictions on these Shares that may limit his dispositive power in certain instances not applicable to the Merger Agreement. See note (4) to the first table in this Information Statement for more information.

                               CHANGE OF CONTROL

     In connection with the execution of the Merger Agreement, Irwin Wayne Uran, James L. Sadler and John H. Sadler (the "Major Shareholders"), who the Company has been informed collectively beneficially own approximately 48 percent of the outstanding Shares on a fully diluted basis, have each entered into letter agreements with Parent regarding their respective Shares (each, a "Letter Agreement"). Copies of the Letter

Agreements are attached as Exhibit 5 to the Schedule 14D-9 to which this Information Statement is attached. In each Letter Agreement, the Major Stockholder agrees (i) to validly tender into the Offer, and not withdraw, all Shares beneficially owned by him; (ii) if requested by Parent, to vote all of his Shares in favor of the transactions contemplated by the Merger Agreement, and against any action or arrangement that would interfere with the successful completion of those transactions; (iii) to not sell, transfer or grant voting rights with respect to, or agree to sell, transfer or grant voting rights with respect to, any of his Shares other than as part of the transactions contemplated by the Merger Agreement, and likewise to not purchase any additional Shares while those transactions are pending; and (iv) to not solicit or encourage the making of any other proposal intended to lead to the acquisition of his Shares or any other extraordinary transaction involving the Company. Each Letter Agreement provides that it will remain in effect until the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are successfully completed or the Merger Agreement is terminated (either by Parent or the Company) in accordance with its terms.

     In the Letter Agreements Parent agrees to indemnify and hold the Major Stockholders harmless from and against any and all claims by third parties or Parent (and its affiliates), judgments, fines, penalties, liabilities, fees and expenses (including, without limitation, reasonable attorneys' fees) that may be asserted against or incurred by the Major Stockholders in connection with their entering into the Letter Agreements or their compliance with the terms thereof, except that such indemnity would not protect them against (i) any violations of law (other than violations alleged to have occurred as a result of their compliance with the terms and conditions of the Letter Agreements) or (ii) any breach by them of their commitments in the Letter Agreements. In the Merger Agreement, the Company agrees to indemnify and hold Parent harmless from and against any liability, cost, or expense (including reasonable attorneys' fees) incurred by it in providing the indemnification required under the Letter Agreements, except that the Company's indemnity obligation will terminate upon the purchase of Shares by Parent pursuant to the Offer. In the event that any claim is made which gives rise or may give rise to the Company's foregoing indemnity obligation, Parent has agreed to promptly notify the Company and the Company will be entitled to assume the defense, settlement or other disposition of the claim.

     In addition, each Major Stockholder has granted to Parent a proxy to vote his Shares for approval of the Merger and against any action, agreement or arrangement that would result in a breach of the Merger Agreement or delay or interfere with the Offer or the Merger. A form of that proxy is attached as
Exhibit 6 to the Schedule 14D-9 to which this Information Statement is attached. The proxy is irrevocable and terminates upon the first to occur of (i) consummation of the Merger, (ii) termination of the Merger Agreement in accordance with its terms or (iii) termination of the Letter Agreement by Parent.

     Pursuant to the Merger Agreement, Parent has caused the Purchaser to commence the Offer to purchase the Shares, the terms of which are more fully described in the Offer to Purchase and in the Schedule 14D-9 to which this Information Statement is attached. According to information supplied by Parent,
(i) the total amount of funds required by the Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $246,500,000, and (ii) the Purchaser intends to obtain those funds from capital contributions and/or loans from the working capital of Parent.

                        DIRECTORS AND EXECUTIVE OFFICERS

GENERAL

     The current Board is divided into three classes. One class of directors is elected each year at the Annual Meeting of Stockholders. Once elected, absent their death, resignation, retirement, disqualification or removal from office, directors serve for terms of three years or until their successors are duly elected and qualified.

     The Company's executive officers are appointed annually by and serve at the pleasure of the Board.

CERTAIN INFORMATION CONCERNING THE PARENT DESIGNEES

     Parent has provided the Company with the following information concerning those persons who may be designated as directors of the Company following consummation of the Offer. The Company assumes no responsibility for the accuracy or completeness of such information.

          DESIGNEES                  PRINCIPAL OCCUPATION: DIRECTORSHIPS(1)(2)(3)          AGE
------------------------------  ------------------------------------------------------     ---
Larry H. Dalton...............  Mr. Dalton has served as Vice President -- Operations      48
                                and Manufacturing of Parent since July, 1994. Prior to
                                his current position with Parent, Mr. Dalton served as
                                General Manager of Parent's Indianapolis Division from
                                prior to 1991 to July, 1994.
William C. Dorris.............  Mr. Dorris has served as a director of Parent since        53
                                1989. He has served as Vice President -- Corporate
                                Development of Parent since July, 1994. Prior to his
                                current position with Parent, Mr. Dorris served as
                                General Manager of Parent's Dallas Division from 1993
                                to July, 1994; as General Manager of Parent's
                                Templeton Division from 1991 to July, 1994; and as
                                General Manager of Parent's High Point Division from
                                prior to 1991 to July, 1994.
Douglas W. Huemme.............  Mr. Huemme has served as a director of Parent since        54
                                1990. He has served as Chairman, President and Chief
                                Executive Officer of Parent since July, 1991; and as
                                President and Chief Operating Officer of Parent from
                                prior to 1991 to July, 1991. Mr. Huemme is also a
                                director of two publicly held corporations (other than
                                Parent): First Indiana Corporation and The Somerset
                                Group, Inc.
Roman J. Klusas...............  Mr. Klusas has served as a director of Parent since        49
                                1988. He has served as Vice President, Chief Financial
                                Officer and Secretary of Parent since prior to 1991.
Kenneth L. Mills..............  Mr. Mills has served as director of Corporate              47
                                Accounting of Parent since October, 1993; and as
                                Assistant Secretary of Parent since prior to 1991. He
                                has also served Parent as Treasurer from prior to 1991
                                to October, 1993.
Ned L. Fox....................  Mr. Fox has served as Vice President and General           54
                                Manager -- Specialty Coatings Strategic Business Unit
                                of Parent since June, 1994; General Manager of
                                Parent's Gel Coat business and acting General Manager
                                of the Paulsboro and Templeton locations since prior
                                to 1991 to 1994.
Robert A. Taylor..............  Mr. Taylor has served as Vice President and General        42
                                Manager -- Wood Coatings Strategic Business Unit of
                                Parent since April, 1994. Prior to joining Parent, Mr.
                                Taylor served as Vice President -- Specialty and
                                Container Coatings of Akzo Corporation, a manufacturer
                                of industrial coatings, from 1992 to 1994; and as
                                Managing Director, Southeast Asian Operations of Akzo
                                Corporation from prior to 1991 to 1992.

---------------
(1) Except as noted, each person listed has been engaged in the same principal occupation for over five years.

(2) Except as noted, no designee is a director of any other company which has a class of securities registered pursuant to Section 12 of the Exchange Act or subject to Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

(3) Parent is a manufacturer of industrial coatings and speciality chemical products.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table shows certain information with respect to each director and executive officer of the Company:

     INCUMBENT DIRECTORS                   PRINCIPAL                     SERVICE AS A
   (TERMS EXPIRING IN 1998)              OCCUPATION(1)                    DIRECTOR(2)
------------------------------   -----------------------------   -----------------------------
George R. Kempton.............   Chairman of the Board and       Since 1988; also a director
  Age 62                         Chief Executive Officer,        of Kysor Industrial
                                 Kysor Industrial Corporation,   Corporation, Simpson
                                 a multinational manufacturer    Industries, Inc. and JLG
                                 of transportation and           Industries, Inc.
                                 commercial refrigeration
                                 products.
James L. Sadler(3)............   Retired; formerly President     Since 1994.
  Age 52                         and Chief Operating Officer,
                                 Moline Paint Manufacturing
                                 Co., a manufacturer of
                                 industrial coatings.
Robert W. Schult(4)...........   President, Nestle Food          Since 1994.
  Age 46                         Company, the largest of
                                 Nestle USA Inc.'s operating
                                 companies, a manufacturer and
                                 marketer of food products
                                 (since 1991); Senior Vice
                                 President, Nestle Food
                                 Company (1989 to 1991).

     INCUMBENT DIRECTORS                   PRINCIPAL                     SERVICE AS A
   (TERMS EXPIRING IN 1997)              OCCUPATION(1)                    DIRECTOR(2)
------------------------------   -----------------------------   -----------------------------
Paul K. Gaston................   Chairman of the Board of the    Since 1986; also a director
  Age 62                         Company (since 1994);           of Kysor Industrial
                                 Partner, Warner Norcross &      Corporation.
                                 Judd LLP, attorneys (Partner
                                 from 1965 to 1993, Managing
                                 Partner from 1988 to 1992).
Winthrop C. Neilson...........   Managing Director, Neil-        Since 1969.
  Age 62                         son/Hetrick Consulting Group
                                 (previously known as Cameron,
                                 Towey, Neilson before 1991),
                                 an international investor
                                 relations firm.
Robert D. Tuttle..............   Retired; formerly Chairman of   Since 1987; also a director
  Age 70                         the Board, SPX Corporation,     of Walbro Corporation, CMS
                                 manufacturer and distributor    Energy Corporation and
                                 of automotive components,       Woodhead Industries, Inc.
                                 diagnostic equipment,
                                 specialty tools and
                                 industrial hardware to
                                 worldwide markets.

     INCUMBENT DIRECTORS                   PRINCIPAL                     SERVICE AS A
   (TERMS EXPIRING IN 1996)              OCCUPATION(1)                    DIRECTOR(2)
------------------------------   -----------------------------   -----------------------------
Charles E. Bennett............   President and Chief Executive   Since 1989.
  Age 49                         Officer of the Company (since
                                 1993); President and Chief
                                 Operating Officer of the
                                 Company (1990 to 1992); Vice
                                 President of Finance,
                                 Secretary and Treasurer of
                                 the Company (1988 to 1989);
                                 Vice President, Coatings
                                 Group of the Company (1985 to
                                 1988).

John Russell Fowler...........   Retired; formerly Chairman of   Since 1983; also a director
  Age 77                         the Board, Jacobson Stores,     of Tecumseh Products Company.
                                 Inc., apparel retailers
                                 (1993); Chairman of the Board
                                 and Chief Executive Officer,
                                 Jacobson Stores, Inc. (1982
                                 to 1992).

K. Kevin Hepp(5)..............   Retired; formerly Senior Vice   Since 1979.
  Age 79                         President, Owens-Illinois,
                                 Inc., manufacturer of
                                 packaging products.

      EXECUTIVE OFFICERS                   PRINCIPAL
    WHO ARE NOT DIRECTORS                OCCUPATION(1)
------------------------------   -----------------------------
Edward D. Corlett.............   Corporate Vice President and
  Age 42                         General Manager, Metal
                                 Coatings Group of the Company
                                 (since 1994); Corporate Vice
                                 President and Chief Financial
                                 Officer of the Company (1991
                                 to 1994); Vice President,
                                 Secretary and Treasurer of
                                 the Company (1990 to 1994).

Henry H. Graham, Jr...........   Corporate Vice President of
  Age 45                         Finance, Chief Financial
                                 Officer and Treasurer of the
                                 Company (since January 1995);
                                 President, Graham
                                 Enterprises, Inc., a business
                                 and financial consulting firm
                                 (1989 to 1995).

      EXECUTIVE OFFICERS                   PRINCIPAL
    WHO ARE NOT DIRECTORS                OCCUPATION(1)
------------------------------   -----------------------------
Everette L. Martin............   Corporate Vice President and
  Age 60                         General Manager, Wood
                                 Coatings Group of the Company
                                 (since 1994); Corporate Vice
                                 President, Coatings Group of
                                 the Company (1992 to 1994);
                                 Vice President/General Sales
                                 Manager, Wood Coatings Group
                                 of the Company (1991 to
                                 1992); Coatings Group
                                 Director of Sales, Eastern
                                 Region of the Company (1990
                                 to 1991).

Keith C. Vander Hyde, Jr......   Corporate Vice President,
  Age 37                         Consumer Products Group of
                                 the Company (since 1992);
                                 Vice President, Consumer
                                 Products Group of the Company
                                 (1989 to 1992).

---------------
(1) Except as noted, each person listed has been engaged in the same principal occupation for over five years.

(2) Except as noted, no director is a director of any other company which has a class of securities registered pursuant to Section 12 of the Exchange Act or subject to Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

(3) Pursuant to an Agreement and Plan of Merger by which the Company acquired Moline Paint Manufacturing Co. by merger effective August 31, 1994, the Board appointed James L. Sadler, one of the selling shareholders, as a director of the Company at a meeting in November of 1994 to a term expiring at the Annual Meeting of Stockholders in 1995, with the understanding that the proxy statement for that 1995 meeting would include Mr. Sadler on the slate of nominees for election to the Board for a three-year term expiring in 1998.

(4) At its meeting in November of 1994, the Board appointed Robert W. Schult as a director of the Company to a term expiring at the Annual Meeting of Stockholders in 1995, with the understanding that the proxy statement for that meeting would include Mr. Schult on the slate of nominees for election to the Board for a three-year term expiring in 1998.

(5) Mr. Hepp, who has served on the Board since 1979 and whose elected term expired in 1995, was appointed by the Board, and elected at the 1995 Annual Meeting of Stockholders, to fill the unexpired term of Keith C. Vander Hyde that expires at the annual meeting in 1996.

                           ORGANIZATION OF THE BOARD

     The Board of Directors has seven standing committees: the Audit Committee; the Organization/Compensation Committee; the Finance Committee; the Nominating Committee; the Environmental Affairs Committee; the Stock Option Committee; and the Strategic Opportunities and Stockholder Enhancement Committee. The following information describes each committee of the Board of Directors as it was constituted as of December 31, 1995.

     The Audit Committee consisted of Robert D. Tuttle, Chairman, John Russell Fowler, Paul K. Gaston, George R. Kempton and James L. Sadler. The Audit Committee met twice in 1995. Each year the Audit Committee reviews the upcoming audit plan submitted by the independent auditors with respect to the scope of procedures that will be performed and the fee that will be charged. The Audit Committee also reviews the results of the independent audit each year, including any associated recommendations on internal controls. In addition, the Committee meets regularly with the Company's internal auditor.

     The Organization/Compensation Committee consisted of Winthrop C. Neilson, Chairman, John Russell Fowler, Paul K. Gaston, K. Kevin Hepp and Robert W. Schult. The Organization/Compensation Committee met four times in 1995. The Organization/Compensation Committee establishes the salary levels of the Company's officers, reviews the compensation of certain middle management employees and reviews the Company's organizational structure including its personnel policies and programs.

     The Finance Committee consisted of K. Kevin Hepp, Chairman, Charles E. Bennett, Paul K. Gaston, Winthrop C. Neilson and Robert D. Tuttle. The Finance Committee met twice in 1995. The Finance Committee reviews the capital structure and financing needs of the Company and submits recommendations to the Board. The Finance Committee also reviews the Company's employee benefit plans and insurance programs.

     The Nominating Committee consisted of George R. Kempton, Chairman, Charles
E. Bennett, Paul K. Gaston and Robert W. Schult. The Nominating Committee met once in 1995. The Nominating Committee considers and evaluates the qualifications of potential candidates for the Board and recommends appropriate candidates to the full Board. No nominations by stockholders will be accepted in connection with the transactions contemplated by the Merger Agreement.

     The Environmental Affairs Committee consisted of James L. Sadler, Chairman, Charles E. Bennett, Paul K. Gaston and George R. Kempton. Robert H. Ripley, the Company's Vice President, Corporate Environmental and Technical Affairs, served as an ex-officio member of this committee. The Environmental Affairs Committee met once in 1995. The Environmental Affairs Committee monitors and reports to the Board on the Company's compliance with environmental legislation and regulations.

     The Stock Option Committee consisted of Winthrop C. Neilson, Chairman, John Russell Fowler, K. Kevin Hepp and Robert W. Schult. The Stock Option Committee met twice in 1995. The Stock Option Committee is responsible for the administration of the Company's various stock option plans and awards stock options to officers and other management employees under the Company's various stock option plans.

     The Strategic Opportunities and Stockholder Enhancement Committee consisted of George R. Kempton, Chairman, Paul K. Gaston, James L. Sadler and Robert D. Tuttle. This Committee met once in 1995. Founded in 1995, this Committee is responsible for analyzing potential synergistic acquisitions and divestitures, domestic and international strategic alliances, and mergers.

     The Board met ten times in 1995. During 1995, each director (except for Mr. Schult) attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board held while he was a director and (ii) the total number of meetings of all committees of the Board on which he served during the period of his service.

                           COMPENSATION OF DIRECTORS

     General Compensation. During 1995, each director was paid $4,000 per quarter plus an additional $1,000 for each Board meeting and $500 for each committee meeting attended. The Chairmen of each committee received 150 percent of the regular meeting fee for each meeting chaired by him. Salaried officers who serve as directors do not receive these fees.

     Under the Company's Retirement Plan for Directors, as amended and restated, in which all directors are eligible to participate, annual retirement benefits equal to the annual directors' fees are payable to former directors who have ten or more years of service as a member of the Board. Board members with five to nine years of service are entitled to those fees multiplied by a fraction, the numerator of which is the member's number of full months of service on the Board and the denominator of which is 120. Benefits continue for the lifetime of the former member. If a participating director dies while in service as a director, the director's spouse or designated beneficiary will be entitled to receive an amount equal to the annual benefit determined under the plan, at the time of death, multiplied by ten. If the deceased director had five to nine years of service as a director, the benefit will be reduced by a fraction, the numerator of which is the number of full years of service and the denominator of which is ten. If a participating director dies after retirement and received less than ten years' benefit payments, the director's spouse or designated beneficiary will be entitled to receive an amount equal to ten, less the number of years and fractional years for which benefits have been paid under the plan, multiplied by the annual benefit determined under the plan. If an employee director leaves his position with the Company before retirement (except after a change in control of the Company), all benefits due under the plan are immediately forfeited. Upon a change in control of the Company, the Company or any successor is required under the plan to establish a "Rabbi Trust" and to fund the trust annually in an amount necessary to pay all accrued benefits under the plan.

     On March 1, 1995, each director of the Company who was not an employee of the Company (a "Nonemployee Director") was granted options to purchase 2,625 Shares at an exercise price of $11.19 per Share, the fair market value of Shares on the date of grant. In 1995, the stockholders of the Company adopted a formula stock option plan under which stock options are automatically granted to each Nonemployee Director on March 1 and September 1 of each year. Under the plan, each Nonemployee Director received options to purchase 2,755 Shares on September 1, 1995. For each automatic grant after September 1, 1995, the number of Shares subject to the grant will equal 105 percent of the number of Shares subject to the previous automatic grant. The options may be exercised by each director, or by his designated beneficiary if he should die, throughout the original terms of the options. The plan was amended in February, 1996 to defer the automatic grant of options scheduled to be made on March 1, 1996 until September 1, 1996, subject to earlier termination of the plan upon the consummation of the Merger.

     Compensation of the Chairman of the Board. As an outside director, Mr. Gaston receives director fees as described above. In addition to his regular director duties, Mr. Gaston devotes substantial time and energies to the affairs of the Company in his role as Chairman of the Board, and has a Consulting Agreement with the Company. The recommendations of The Wyatt Company, a nationally recognized compensation consulting firm, were utilized by the Company in structuring its relationship with Mr. Gaston. Pursuant to this Consulting Agreement, Mr. Gaston received $90,000 in 1995, and deferred receipt of an additional $80,000 for services rendered in 1995. The Consulting Agreement was amended in 1995 to include certain "gross up" provisions, to extend its term for an additional two years to December 31, 1998, and to provide that the Company will periodically deposit into a trust for the benefit of Mr. Gaston certain amounts payable under the Consulting Agreement. Either the Company or Mr. Gaston may terminate the agreement upon 60 days' written notice, except that in certain circumstances the Company would be obligated to continue to pay Mr. Gaston consulting fees and deferred compensation installments for a specified period of time. The Consulting Agreement provides that all allocations of cash and deferred compensation after a change in control of the Company will be in the same amount as last determined before the change in control. In 1995, Mr. Gaston was reimbursed $10,230 for the cost of leasing an automobile.

     In order to provide Mr. Gaston with a long-term incentive to serve the Company as Chairman consistent with stockholder interests, on November 11, 1994, he was granted an option to purchase 50,000 Shares. The option to purchase these Shares, which was granted at an exercise price of $10.875 per share (the fair market value of Shares on the date of grant), were to vest at a rate of 10,000 Shares per year beginning on December 31, 1994, as long as Mr. Gaston continued his position as Chairman of the Board. Pursuant to a 1995 amendment to the option, all of the Shares subject to the option fully vested as of December 31, 1994.

     Other Compensation of Directors. In connection with the Company's acquisition of Moline Paint Manufacturing Co. through a merger effective August 31, 1994, James L. Sadler entered into a twelve-year Noncompetition Agreement with the Company. Under the Noncompetition Agreement, Mr. Sadler will receive $374,350 per year for the first four years after August 31, 1994, and $292,750 per year during the final eight years.

                             EXECUTIVE COMPENSATION

     Summary of Compensation. Compensation on an accrual basis during 1995, 1994 and 1993 for the Chief Executive Officer of the Company and for the four most highly compensated executive officers, other than the Chief Executive Officer, who earned over $100,000 in salary and bonus in 1995 (the "named executive officers") is set forth together with certain other information in the following table:

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                         COMPENSATION
                                                                      -------------------
                                         ANNUAL COMPENSATION           AWARDS     PAYOUTS
                                  ---------------------------------   ---------   -------
                                                                      NUMBER OF
                                                                      SECURITIES
                                                                      UNDERLYING
         NAME AND                                      OTHER ANNUAL     STOCK      LTIP        ALL OTHER
    PRINCIPAL POSITION     YEAR    SALARY     BONUS    COMPENSATION    OPTIONS    PAYOUTS   COMPENSATION(1)
-------------------------- ----   --------   -------   ------------   ---------   -------   ---------------
Charles E. Bennett         1995   $259,997   $51,200                    26,820     40,000       $   400
President and Chief        1994    220,004    68,000                     7,150                      400
Executive Officer          1993    180,250    42,120                    11,590                      400

Edward D. Corlett          1995    150,000    40,000                    11,735     10,000           400
Vice President, Metal      1994    124,667    43,367                     3,445                      400
Coatings Group             1993    101,917    35,560                     6,347                      400

Henry H. Graham, Jr.       1995    115,000    30,000        6,966(2)    10,000                   17,054(3)
Vice President of Finance
and Chief Financial
Officer

Everette L. Martin         1995    150,000    17,000                    12,465     13,000           400
Vice President, Wood       1994    150,014    54,779        4,474(4)     3,515                   19,244(5)
Coatings Group             1993    117,500    32,848                     6,505                      400

Keith C. Vander Hyde, Jr.  1995    150,000    40,000                    11,455     10,000           400
Vice President,            1994    125,000    27,246                     3,265                      400
Consumer Products Group    1993     96,917    33,847                     6,110                      400

---------------

(1) All Other Compensation includes the Company's matching contributions under the Guardsman Products, Inc. Security Builder 401(k) Plan.

(2) This amount includes $1,101 representing the gross-up for federal income taxes on taxable moving expenses and $5,865 representing imputed interest with respect to the interest-free loan described in note (3).

(3) Mr. Graham joined the Company in January 1995. In conjunction with his move to Grand Rapids, Mr. Graham received $5,365 for real estate fees and closing costs on his Grand Rapids residence, and $11,699 for temporary living and miscellaneous expenditures. In addition, the Company made an interest-free loan to Mr. Graham for $154,500, the entire principal amount of which was outstanding at December 31, 1995. The loan is to be repaid from the proceeds of the sale of Mr. Graham's prior residence or, if the residence has not been sold before March 31, 1996, through the transfer of ownership of the residence to the Company.

(4) This amount includes $3,624 representing the gross-up for federal income taxes on taxable moving expenses, and $850 representing imputed interest with respect to the tax-free loan described in note(5).

(5) During 1994, Mr. Martin relocated to the Company's High Point, North Carolina facility in his new role as Vice President of the Wood Coatings Group. In conjunction with this move, Mr. Martin received $12,944 for real estate fees and closing costs on his Grand Rapids residence ("Residence"), $3,500 representing the difference between the actual proceeds received and the appraised value of his Residence and $2,400 for miscellaneous home repair and redecorating expenditures. In addition, the Company made an interest-free loan to Mr. Martin for $170,000, which was outstanding for approximately one month and was secured by a mortgage on his Residence.

    Executive Employment Agreements. Messrs. Bennett, Corlett, Graham and
Vander Hyde each have an Employment Agreement with the Company. These agreements automatically renew annually in May of each year, unless the Board gives notice at least 60 days before the anniversary date of each agreement that the agreement will not be renewed. The annual salary for each executive is determined each year by the Organization/Compensation Committee of the Board of Directors and the minimum amounts in effect in 1995 for Messrs. Bennett, Corlett, Graham and Vander Hyde were $260,000, $150,000, $120,000 and $150,000, respectively. If any of these officers is terminated without cause within three years after a change in control of the Company, the officer will receive his annual compensation on a monthly basis and fringe benefits for the period remaining between the date of termination and three years after the date of the change in control of the Company. In August 1995, Mr. Martin entered into a new employment agreement with the Company that expires on December 31, 1997. The minimum annual salary under the agreement for 1995 was $150,000. If Mr. Martin's employment with the Company is terminated without cause before the agreement expires, he will receive his annual compensation (based on $100,000 per year beginning in 1996) on a monthly basis and fringe benefits for the remaining term of the agreement.

                         COMPENSATION PURSUANT TO PLANS

    Stock Options Granted During 1995. The following table sets forth certain information concerning stock options granted during 1995 to the named executive officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL
                                INDIVIDUAL GRANTS                                            REALIZABLE
---------------------------------------------------------------------------------         VALUE AT ASSUMED
                                          PERCENT OF                                       ANNUAL RATES OF
                           NUMBER OF     TOTAL OPTIONS                                       STOCK PRICE
                           SECURITIES     GRANTED TO                                        APPRECIATION
                           UNDERLYING      EMPLOYEES      EXERCISE                         FOR OPTION TERM
                            OPTIONS        IN FISCAL        PRICE      EXPIRATION    ---------------------------
          NAME             GRANTED(1)        YEAR         PER SHARE       DATE       0%        5%         10%
-------------------------  ----------    -------------    ---------    ----------    ---    --------    --------
Charles E. Bennett.......    16,985           9.3%        $ 10.9375     2/17/2005    $ 0    $116,832    $296,075
                              9,835           5.4%          13.75        9/1/2005      0      85,046     215,524
Edward D. Corlett........     7,590           4.1%          10.9375     2/17/2005      0      52,208     132,306
                              4,145           2.3%          13.75        9/1/2005      0      35,843      90,833
Henry H. Graham, Jr. ....     2,000           1.1%          11.25       1/16/2005      0      14,150      35,859
                              4,000           2.2%          10.9375     2/17/2005      0      27,514      69,726
                              4,000           2.2%          13.75        9/1/2005      0      34,589      87,656
Everette L. Martin.......     7,990           4.4%          10.9375     2/17/2005      0      54,959     139,278
                              4,475           2.4%          13.75        9/1/2005      0      38,697      98,065
Keith C. Vander Hyde,         7,360           4.0%          10.9375     2/17/2005      0      50,626     128,296
  Jr. ...................
                              4,095           2.2%          13.75        9/1/2005      0      35,411      89,738

---------------

(1) The above options were granted on February 17, 1995 and September 1, 1995 (and with respect to Mr. Graham, January 16, 1995), at the fair market value of Shares on the date of grant, and vest six months following the date of grant. The options may be exercised within three months of the executive leaving his position or within the original term of the option, by the executive or his beneficiary, in the event of disability or death.

     The Company's stock option plans provide that an employee may borrow from the Company up to 100 percent of the option price to exercise a stock option or hold stock acquired through the Company's stock option plans. Currently outstanding loans bear interest at the prime rate per annum with interest payable quarterly. Upon exercise of an option through the use of an installment loan, all outstanding loan balances are consolidated and the resultant principal is payable monthly over a 60-month period commencing on the date on which the most recent option to which the loan relates is exercised. All loans are secured by a pledge of the Shares obtained upon exercise of the applicable option. The outstanding loan balance as of February 1, 1996 and the maximum amount outstanding since January 1, 1995 for Mr. Bennett were $81,600 and $97,300, respectively. Outstanding loan balances since January 1, 1995 for Messrs. Corlett and Vander Hyde were less than $4,320 and $210, respectively. Messrs. Graham and Martin did not have any stock option loans outstanding during the last fiscal year.

     The Company's stock option plans provide that all unexpired stock options become immediately vested and exercisable upon a change of control of the Company unless individual stock option agreements provide otherwise.

     Stock Options Exercised and Year-End Option Values. The following table sets forth certain information concerning the aggregated option exercises during 1995 and the number of outstanding options held as of December 31, 1995, by each of the named executive officers:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                               NUMBER OF
                                                                              SECURITIES            VALUE OF
                                                                              UNDERLYING           UNEXERCISED
                                                                              UNEXERCISED         IN-THE-MONEY
                                                                           OPTIONS AT FISCAL    OPTIONS AT FISCAL
                                                                               YEAR-END             YEAR-END
                                                                           -----------------    -----------------
                                            SHARES ACQUIRED     VALUE        EXERCISABLE/         EXERCISABLE/
                  NAME                        ON EXERCISE      REALIZED      UNEXERCISABLE        UNEXERCISABLE
-----------------------------------------   ---------------    --------    -----------------    -----------------
Charles E. Bennett.......................        2,500            $0          37,935/9,835          $61,195/$0
Edward D. Corlett........................            0             0          26,972/4,145           45,735/ 0
Henry H. Graham, Jr......................            0             0           6,000/4,000           14,000/ 0
Everette L. Martin.......................            0             0          22,010/4,475           49,898/ 0
Keith C. Vander Hyde, Jr.................            0             0          21,471/4,095           40,401/ 0

     Performance Award Plan. The following table shows performance award allotments granted in 1995, payable in 1998, for each of the named executive officers under the Company's Performance Award Plan:

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                                        ESTIMATED FUTURE
                                                                                         PAYOUTS UNDER
                                                  NUMBER OF        PERFORMANCE OR     NON-STOCK-PRICE-BASED
                                                SHARES, UNITS       OTHER PERIOD             PLANS
                                                   OR OTHER       UNTIL MATURATION    --------------------
                    NAME                          RIGHTS(1)          OR PAYOUT         TARGET     MAXIMUM
---------------------------------------------   --------------    ----------------    --------    --------
Charles E. Bennett...........................         70%              3 Years        $154,000    $184,800
Edward D. Corlett............................         35%              3 Years          45,000      54,000
Henry H. Graham, Jr..........................         35%              3 Years          42,000      50,400
Everette L. Martin...........................         35%              3 Years          52,000      62,400
Keith C. Vander Hyde, Jr.....................         35%              3 Years          44,000      52,800

-------------------------

(1) Under the Performance Award Plan, key employees may earn incentive compensation based upon achievement of specified levels of average
     Company income before income taxes over a three-year performance period. The numbers reported in this column represent the percentage of each officer's base salary for the 1994 fiscal year that may be earned as bonus compensation under the plan if the specified levels of average Company income before income taxes are achieved. The target level of average Company income before income taxes (the "Base") was determined by the Organization/Compensation Committee. If higher or lower levels of average Company income before income taxes are achieved during the three-year performance period, the percentage of 1994 fiscal year base salary to be received by each officer as bonus compensation will be correspondingly higher or lower. Bonuses are conditioned upon achieving a minimum, or "threshold," percentage of the Base. No bonuses are payable until the threshold of 80 percent of the Base is exceeded. Bonuses are also capped and may not exceed 120 percent of the percentage of 1994 fiscal year base salary reported in this column. The Base was established at the beginning of 1995 for the period ending on the last day of the Company's 1997 fiscal year.

     A total of $98,000 in performance award bonuses were earned by key employees under the Performance Award Plan for the three-year period ended December 31, 1995. The applicable bonus amounts are included in Long-Term Compensation Payouts in the Summary Compensation Table for the named executive officers.

     (d) Retirement Plans. The Company maintains the Guardsman Products, Inc. Non-Bargaining Employees' Retirement Income Plan. The amount of compensation used in determining benefits under a defined benefit plan has been limited by the Internal Revenue Code of 1986, as amended (the "Code"), since 1989. The amount of the limit for 1996 is $150,000. The Code also limits the maximum annual pension from a defined benefit plan to $120,000.

     The Company maintains a Pension Restoration Plan to provide participants of the Supplemental Executive Retirement Plan, discussed below, with pension benefits on compensation in excess of the $150,000 limit set by the Code. Benefits under the Pension Restoration Plan are calculated by first determining the amount of a participant's benefit payable under the Non-Bargaining Employees' Retirement Income Plan, without reduction for any compensation limit under the Code, and then subtracting the amount of the participant's actual benefit payable under the Non-Bargaining Employees' Retirement Plan.

     The following pension plan table shows the estimated annual benefits payable upon retirement under the Non-Bargaining Employees' Retirement Income Plan and, if applicable, the Pension Restoration Plan:

                               PENSION PLAN TABLE

                                                  YEARS OF CREDITED SERVICE
  AVERAGE                           -----------------------------------------------------
REMUNERATION                           15            20            25         30 AND OVER
------------                        --------      --------      --------      -----------
$100,000........................    $ 20,167      $ 26,890      $ 33,612       $  40,334
 150,000.........................     31,417        41,890        52,362          62,834
 200,000.........................     42,667        56,890        71,112          85,334
 250,000.........................     53,917        71,890        89,862         107,834
 300,000.........................     65,167        86,890       108,612         130,334
 350,000.........................     76,417       101,890       127,362         152,834
 400,000.........................     87,667       116,890       146,112         175,334
 450,000.........................     98,917       131,890       164,862         197,834
 500,000.........................    110,167       146,890       183,612         220,334

     All of the above annual benefits are subject to reductions for early retirement but are not subject to deduction for Social Security benefits.

     The plans provide annual retirement benefits equal to .9 percent of a participant's average annual compensation plus .6 percent of the participant's average annual compensation in excess of covered compensation (average of maximum social security base), multiplied by the participant's years of credited service (not to exceed 30 years). Average annual compensation for a participant is the average of the participant's compensation, including salary, annual bonus and amounts earned under the Performance Award Plan, for the highest five consecutive years before retirement. These components of average annual compensation for purposes of the plan would include amounts consistent with those set forth under the captions "Salary" and "Bonus" in the Summary Compensation Table included in this Information Statement, plus any amounts that may be paid under the Company's Performance Award Plan for the given year. If there were amounts paid under the Performance Award Plan, as there were for the plan year ended December 31, 1995, average annual compensation for purposes of the plan could differ significantly from the amounts set forth under the captions "Salary" and "Bonus" in the Summary Compensation Table in this Information Statement. The plans also provide for death, disability and termination benefits. Since payments to the plans are computed on an actuarial basis, there are no allocations to individual participants. Substantially all full-time employees of the Company in the United States are participants in the Non-Bargaining Employees' Retirement Income Plan or similar plans.

     The years of credited service for the named executive officers are fifteen years for Mr. Bennett, seven years for Mr. Corlett, one year for Mr. Graham, thirty years for Mr. Martin and twelve years for Mr. Vander Hyde.

     The Company also has a Supplemental Executive Retirement Plan (the "SERP") to provide various key management employees with deferred compensation commencing upon retirement from the Company at normal or early retirement age. The SERP also provides benefits in the event of death or disability. The following table shows the estimated annual benefits payable upon retirement under the SERP:

                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN TABLE

                                                             YEARS OF CREDITED SERVICE
  AVERAGE                                                   ---------------------------
REMUNERATION                                                  10            15 AND OVER
------------                                                -------         -----------
$100,000.................................................   $12,500          $  20,000
 150,000.................................................    18,750             30,000
 200,000.................................................    25,000             40,000
 250,000.................................................    31,250             50,000
 300,000.................................................    37,500             60,000
 350,000.................................................    43,750             70,000
 400,000.................................................    50,000             80,000
 450,000.................................................    56,250             90,000
 500,000.................................................    62,500            100,000

     All of the above annual benefit amounts are subject to reductions for early retirement.

     Benefits under the SERP are calculated at 12.5 percent of average annual compensation when a participant attains ten years of credited service increasing to a maximum of twenty percent of average annual compensation at fifteen years of credited service. Average annual compensation for a participant is the average of the participant's annual salary and bonus (but excluding amounts earned under the Performance Award Plan) for the highest five consecutive years before retirement. Average annual compensation for purposes of the SERP are substantially similar to the sum of the amounts shown under the captions "Salary" and "Bonus" in the Summary Compensation Table in this Information Statement. The years of credited service under this plan for the named executive officers are twelve years for Mr. Bennett, five years for Mr. Corlett, one year for Mr. Graham, twelve years for Mr. Martin and four years for Mr. Vander Hyde.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The Organization/Compensation Committee is charged with the duty of reviewing the organizational structure and personnel policies, plans and programs of the Company, including administration of the Company's executive compensation program. The Organization/Compensation Committee is composed of Winthrop C. Neilson, John Russell Fowler, Paul K. Gaston and K. Kevin Hepp. Mr. Gaston, Chairman of the Board of the Company, has entered into a three-year Consulting Agreement with the Company, effective January 1, 1994, under which he received $90,000 in 1995, and deferred receipt of an additional $80,000 for services rendered in 1995. The Consulting Agreement was amended in 1995 to include certain "gross up" provisions, to extend its term for an additional two years to December 31, 1998, and to provide that the Company will periodically deposit into a trust for the benefit of Mr. Gaston certain amounts payable under the Consulting Agreement. Either the Company or Mr. Gaston may terminate the agreement upon 60 days' written notice, except that in certain circumstances the Company would be obligated to continue to pay Mr. Gaston consulting fees and deferred compensation installments for a specified period of time. The Consulting Agreement provides that all allocations of cash and deferred compensation after a change in control of the Company will be in the same amount as last determined before the change in control. In 1995 Mr. Gaston was reimbursed $10,230 for the cost of leasing an automobile.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1995, Henry H. Graham, Jr. joined the Company as its Vice President of Finance, Chief Financial Officer and Treasurer. In conjunction with his employment, the Company made an interest-free loan to Mr. Graham in the amount of $154,500 for the purchase of a residence. As of February 28, 1996, the outstanding principal balance on this loan remained at $154,500. The loan is to be repaid from the proceeds of the sale of Mr. Graham's prior residence or, if the residence has not been sold before March 31, 1996, through the transfer of ownership of the residence to the Company.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than 10 percent of the Company's Shares, to file reports of ownership and changes in ownership of the Company's Shares with the Securities and Exchange Commission and the New York Stock Exchange. Directors, officers and greater than 10 percent beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no other filings were required for those persons, the Company believes that all filing requirements applicable to its directors, officers and greater than 10 percent beneficial owners were satisfied in 1995.

                              INDEMNITY AGREEMENTS

     The Company has entered into Indemnity Agreements with Charles E. Bennett, Edward D. Corlett, Henry H. Graham, Jr., Everette L. Martin and Keith C. Vander Hyde, Jr., and with each director and an advisory director of the Company ("Executives"). A copy of the form of the Indemnity Agreement was included as an exhibit to the Company's Form 10-K Annual Report for the year ended December 31, 1986, filed with the Securities and Exchange Commission. The Indemnity Agreements indemnify each Executive against all expenses incurred in connection with any action or investigation involving the Executive by reason of his position with the Company (or with another entity at the Company's request). The Executives will also be indemnified for costs, including judgments, fines and penalties, indemnifiable under applicable law or under the terms of any current or future liability insurance policy maintained by the Company that covers the Executives. An Executive involved in a derivative suit will be indemnified for expenses and amounts paid in settlement. Indemnification is dependent in every instance on the Executive meeting the standards of conduct set forth in the Indemnity Agreements. In the event of a potential change in control, the Company may fund a trust to satisfy its anticipated indemnification obligations.

     The Company's Retirement Plan for Directors, as amended and restated, provides that the Company will indemnify each director and former director of the Company against, and pay, any liability or expense, including attorneys' fees, incurred by such director or former director in enforcing his rights under the plan.

     The Merger Agreement provides that from and after the Effective Time, Parent will indemnify, defend and hold harmless, and will cause the Surviving Corporation (including, if necessary, providing the Surviving Corporation with sufficient funds) to indemnify, defend and hold harmless, the present and former officers, directors (including the Company's Advisory Director), employees and agents of the Company and its subsidiaries against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or before the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's Certificate of Incorporation and By-laws and agreements in effect at the date of the Merger Agreement (to the extent consistent with applicable law). Further, Parent has agreed that for six years after the Effective Time, Parent will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (except that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous) with respect to claims arising from facts or events that occurred before the Effective Time; provided, however, that Parent will not be obligated to make annual premium payments for such insurance to the extent the premiums exceed 175 percent of the annual premiums paid as of the date the Merger Agreement by the Company for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation will maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

     In the Letter Agreements Parent agrees to indemnify the Major Stockholders and hold them harmless from and against any and all claims by third parties or Parent (and its affiliates), judgments, fines, penalties, liabilities, fees and expenses (including, without limitation, reasonable attorneys' fees) that may be asserted against or incurred by the Major Stockholders in connection with their entering into the Letter Agreements or their compliance with the terms thereof, except that such indemnity would not protect the Major Stockholders against (i) any violations of law (other than violations alleged to have occurred as a result of their compliance with the terms and conditions of the Letter Agreements) or (ii) any breach by them of their commitments in the Letter Agreements. In the Merger Agreement, the Company agrees to indemnify and hold Parent harmless from and against any liability, cost, or expense (including reasonable attorneys' fees) incurred by it in providing the indemnification required under the Letter Agreements, except that the Company's indemnity obligation will terminate upon the purchase of Shares by Parent pursuant to the Offer. In the event that any claim is made which gives rise or may give rise to the Company's foregoing indemnity obligation, Parent has agreed to promptly notify the Company and the Company will be entitled to assume the defense, settlement or other disposition of the claim.

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